Exhibit 5.1

July 6, 2011

Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

Ladies and Gentlemen:

We have acted as special counsel to Pandora Media, Inc., a Delaware corporation (the “Company ”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 49,026,295 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share, issuable pursuant to the Company’s 2000 Stock Incentive Plan, 2004 Stock Plan and 2011 Equity Incentive Plan (each, a “Plan”).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the applicable Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We are licensed to practice law in the States of California and New York, and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP